EX -5.1


                       OPINION OF G. DAVID GORDON & ASSOCIATES, P.C.

July 27, 2001

Team Sports Entertainment, Inc.
1111 South Main, Suite 127
Grapevine, TX   76051

         Re:      Registration Statement on Form S-3

Gentlemen:

         As counsel to Team Sports Entertainment, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, covering (i) up to 28,977,000 shares (the "Shares") of the Company's Common Stock, par value $.0001 per share (the "Common Stock"), which may be distributed, sold or otherwise transferred from time to time by and for the account of the holders thereof (the "Selling Shareholders") and (ii) up to 14,488,500 shares (the "Warrant Shares") of Common Stock issuable upon the exercise by the Selling Shareholders of options or warrants to purchase Common Stock, which Warrant Shares may be distributed, sold or otherwise transferred from time to time by and for the account of the Selling Shareholders.

         In rendering our opinion, we have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Articles of Incorporation, as amended to date, its bylaws, as amended to date, resolutions of its Board of Directors, the Registration Statement, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares as we have deemed appropriate for purposes of rendering this opinion.

         In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostat or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

         Based upon the foregoing examination, and the information thus supplied, it is our opinion that:

(1)      The Shares have been validly issued, fully paid and non-assessable.

(2) The Warrant Shares have been duly and validly authorized, and upon payment of the exercise price in accordance with the applicable agreements, and assuming no change in the applicable law or facts, will be legally issued, fully paid and non-assessable.
(3)

The Purchased Shares have been duly and validly authorized and, upon payment of the purchase price in accordance with the applicable agreements, and assuming no change in the applicable law or facts, will be legally issued, fully paid and non-assessable.
         We hereby expressly consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters," to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate government agency. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.





                                                    Very truly yours,
                                                    /s/ G. David Gordon
                                                    -------------------
                                              G. David Gordon & Associates, P.C.